CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007, relating to the consolidated financial statements of KHD Humboldt Wedag International Ltd. (which audit report expresses an unqualified opinion on the consolidated financial statements and includes separate paragraphs referring to our consideration of internal control over financial reporting and periods audited by other auditors and also includes a separate report titled “Comment by Independent Registered Chartered Accountants on Canada — United States of America Reporting Difference” referring to a change in accounting principle that has been implemented in the financial statements) appearing in the Annual Report on Form 20-F of KHD Humboldt Wedag International Ltd for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

May 23, 2007